Exhibit 99.1

Northern Oil and Gas, Inc. Announces Accretive Acquisition in the Core of the Williston Basin

MINNEAPOLIS, MINNESOTA - April 26, 2018 - Northern Oil and Gas, Inc. (NYSE American: NOG) today announced that it has entered into a definitive agreement to acquire producing assets and acreage in the core of the Williston Basin in North Dakota for total consideration of $40 million in cash (subject to adjustments) and 6 million shares of Northern common stock. The company anticipates the acquisition will close in approximately 40 days, and will have an effective date of January 1, 2018.

HIGHLIGHTS

•	February estimated production of 1,380 barrels of oil equivalent per day

•	Includes 1,319 net acres in the core of the Williston Basin that are 100% held by production and have an average net revenue interest of 86%

•	Acquiring an estimated 8.2 net future drilling locations that Northern expects will generate average EURs over 1 million barrels of oil equivalent

•	Northern expects the acquired properties to generate approximately $19 million of cash flow from operations in 2018

MANAGEMENT COMMENT

“This acquisition solidifies our position as the natural consolidator of non-operating working interests in the Williston Basin. It brings with it outstanding future drilling locations and current production, without additional general and administrative costs, demonstrating the scalability of our business model,” commented Northern’s Interim President, Brandon Elliott. “This acquisition shows not only our ability to execute on our long term consolidation strategy but also our ability to execute on accretive deals in the best part of the Bakken fairway.”

ACQUISITION

Northern has entered into a definitive purchase agreement with Salt Creek Oil and Gas, LLC, a subsidiary of Deutsche Rohstoff AG, to acquire oil and gas properties in the core of the Williston Basin in North Dakota. The acquisition is expected to close in approximately 40 days, subject to typical conditions, with an effective date of January 1, 2018. Included in the assets are 86 gross (6.5 net) wells currently producing, drilling or awaiting completion and an estimated 137 gross (8.2 net) wells of future drilling inventory. Operators of the assets include Hess Corporation, Whiting Petroleum, Conoco Phillips, and Statoil.

A map of the acquired acreage can be found at: www.northernoil.com/saltcreek.

Total consideration at closing will include $40 million of cash plus reimbursement of capital for wells in process (subject to customary adjustments) and 6 million shares of Northern common stock. Salt Creek will be subject to a six month post-closing lockup on the shares, with limited exceptions. The agreement contains a mechanism for potential additional cash consideration paid at the end of the six-month lockup period if Northern’s common stock is trading below $2.00 per share. However, no additional consideration will be paid if Northern’s common stock closes at or above $2.00 per share for any five consecutive trading days prior to that time.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: Northern’s ability to consummate any transaction with its bondholders, including the final terms of any such transaction, which could result in the issuance of a significant amount of equity, changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, Northern’s ability to acquire additional development opportunities, changes in Northern’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise or access capital, including as a condition to any transaction with its bondholders, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control. Northern does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Northern Oil and Gas
Brandon Elliott
Investor Relations
952-476-9800
investorrelations@northernoil.com